Exhibit 10.13

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (“Agreement”) is made and entered into as of the Effective Date (as defined below) by and between Verecloud, Inc., a Nevada corporation (the “Company”), and John F. McCawley (the “Executive”), as an “Agent” (as hereinafter defined) of the Company.  The “Effective Date” shall mean the Effective Date as defined under the Employment Agreement dated June 22, 2010 between the Company and the Executive.

RECITALS

WHEREAS, Executive has been offered the opportunity to perform a valuable service to the Company in the capacity as Chief Executive Officer and Director;

WHEREAS, the Company’s Articles of Incorporation, as in effect on the Effective Date, (the “Charter”) requires the Company to indemnify and advance expenses to its directors, officers and other persons to the full extent permitted by the Nevada Corporation Code (as applicable, the “Code”) and Executive intends to serve as a director, manager, officer or other agent of the Company in part in reliance on such Charter and Code;

WHEREAS, Section 78.751 of the Nevada Revised Statutes, as amended (“NRS”), empowers the Company to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, and expressly provides that the indemnification provided by NRS 78.751 is not exclusive of other rights to which those indemnified thereunder may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise;

WHEREAS, the Charter and Code, by their non-exclusive nature, permit contracts between the Company and its directors, officers, employees and other agents with respect to indemnification of such persons; and

WHEREAS, in order to induce Executive to serve the Company, the Company has determined and agreed to enter into this Agreement with Executive;

WHEREAS, Executive has served or is willing to serve, or continue to serve, the Company and/or one or more of its subsidiaries provided that he or she is furnished the indemnity provided for herein;

WHEREAS, Executive has recently served as an Agent (as defined herein) in reliance of the Company’s promise to enter into this Agreement upon the Company’s ability to do so as a Nevada corporation;

NOW, THEREFORE, in consideration of Executive’s service to the Company, the parties hereto agree as follows:

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.  Definitions.  As used in this Agreement:

(a)  The term “Agent” of the Company shall include any person who is or was a director, officer, employee or other agent of the Company or was a director, officer, employee or agent of a predecessor corporation of the Company or was a member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the Company as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise.

(b)  The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the name of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature including, but not limited to, actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and/or their respective state counterparts and/or any rule or regulation promulgated thereunder, in which Executive may be or may have been involved as a party or otherwise, by reason of the fact that Executive is or was an Agent of the Company, by reason of any action taken by him or of any inaction on his or her part while acting as an Agent whether or not he or she is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

(c)  The term “Expenses” shall be broadly construed and shall include all direct and indirect costs incurred, paid or accrued of any type or nature whatsoever including, without limitation, (i) all attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses (including food and lodging expenses while traveling), duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses and related disbursements; (ii) all other disbursements and out-of-pocket costs; (iii) reasonable compensation for time spent by Executive for which he or she is not otherwise compensated by the Company or any third party (provided the rate of compensation and estimated time involved is approved in advance by the Board of Directors), actually and reasonably incurred by Executive in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, NRS 78.751 or otherwise; and (iv) amounts paid in settlement by or on behalf of Executive to the extent permitted by Nevada law; provided, however, that “Expenses” shall not include any judgments, fines, penalties or excise taxes imposed under the Employee Retirement Income Security Act of 1974, as amended, or other excise taxes or penalties actually levied against Executive.

(d)  References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; and any service as an Agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acts in good faith and in a manner he or she reasonably believes to be in the interest of the participants and beneficiaries of an employee benefit plan, shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(e)  “Independent Legal Counsel” means a law firm, member of a law firm, or attorney that is experienced in matters of corporate law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Executive in any matter material to either such party (other than with respect to matters concerning Executive under this Agreement, or of other indemnitees under similar indemnification or indemnity agreements); or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Executive in n action to determine Executive’s rights under this Agreement.  The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

2.  Agreement to Serve.  Executive agrees to serve and/or continue to serve as an Agent of the Company, at his or her will or under separate agreement, as the case may be, in the capacity Executive currently serves as an Agent of the Company, for so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company until such time as he or she tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right or obligation to continued employment by Executive in any capacity.

3.  Indemnification and Contribution.  The Company shall indemnify Executive to the fullest extent permitted by the Code, Nevada law, the Charter, and Bylaws of the Company in effect on the date hereof or as Nevada law or Charter and Bylaws may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than Nevada law and the Charter and Bylaws permitted the Company to provide before such amendment).  Such indemnification shall include, without limitation, the following:

(a)  Indemnity in Third Party Proceedings.  The Company shall indemnify Executive if Executive is a party to or is threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the name of the Company to procure a judgment in its favor) by reason of the fact that he or she is or was an Agent of the Company or by reason of any act or inaction by him in any such capacity, against all Expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by Executive in connection with the investigation, defense, settlement or appeal of such Proceeding, if he or she either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, in addition had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any such Proceeding by judgment, order of court, settlement, conviction or upon a plea of nolo contendere, or its equivalent, does not, of itself, create a presumption that Executive is liable pursuant to NRS 78.138 or did not act in good faith in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal Proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.

(b)  Indemnity in Derivative Actions.  The Company shall indemnify Executive if Executive is a party to or threatened to be made a part to or otherwise involved in any Proceeding by or in the name of the Company to procure a judgment in its favor by reason of the fact that Executive was or is an Agent of the Company or by reason of any act or inaction by him in any such capacity, against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with the investigation, defense, settlement or appeal of such Proceeding, but only if Executive is not liable pursuant to NRS 78.138 and acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification under this Paragraph 3 shall be made for any claim, issue or matter to which Executive has been adjudged by a court of competent jurisdiction, after the exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that any court in which such Proceeding is brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, Executive is fairly and reasonably entitled to indemnity for such Expenses as the court shall deem proper.

(c)  Indemnification of Expenses of Successful Party.  Notwithstanding any other provisions of this Agreement, to the extent that Executive has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action without prejudice, the Company shall indemnify Executive against all Expenses actually and reasonably incurred by him in connection with the investigation, defense or appeal of such Proceeding.

(d)  Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, the Company will indemnify Executive if and whenever he or she is a witness or is threatened to be made a witness to any Proceeding to which Executive is not a party, by reason of the fact that he or she is or was an Agent or by reason of anything done or not done by him in such capacity, against all Expenses actually and reasonably incurred by Executive or on Executive’s behalf of in connection therewith.

(e)  Contribution.  If the indemnification provided in this Agreement is unavailable and may not be paid to Executive for any reason other than statutory limitations set forth in applicable law, then in respect of any threatened, pending or completed Proceeding in which the Company is jointly liable with Executive (or would be if joined in such action, suit, arbitration, proceeding, inquiry or investigation), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Executive in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and all officers, directors or employees of the Company other than Executive who are jointly liable with Executive (or would be in joined in such action, suit or proceeding), on the one hand, and Executive, on the other hand, from the transaction from which such action, suit, arbitration, proceeding, inquiry or investigation arose, and (ii) the relative fault of the Company and all officers, directors or employees of the Company other than Executive who are jointly liable with Executive (or would be if joined in such action, suit or proceeding), on the one hand, and of Executive, on the other, in connection with the events which resulted in such Expenses, judgments, fines and amounts paid in settlement, as well as any other relevant equitable considerations.  The relative fault referred to above shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses, judgments, fines and amounts paid in settlement.  The Company agrees that it would not be just and equitable if contribution pursuant to this subsection were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

4.  Advancement of Expenses.  Subject to Paragraph 10(a) hereof, the Company shall advance all Expenses incurred by or on behalf of Executive in connection with the investigation, defense, settlement or appeal of any Proceeding to which Executive is a party or is threatened to be made a party by reason of the fact that Executive is or was an Agent of the Company.  Executive hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company as authorized by this Agreement.  The advances to be made hereunder shall be paid by the Company to or on behalf of Executive within ten calendar days following delivery of a written request therefor by Executive to the Company.  The request shall reasonably evidence the Expenses incurred by Executive in connection therewith.  Executive’s entitlement to advancement of Expenses shall include those incurred in connection with any Proceeding by Executive seeking a determination, adjudication or award in arbitration pursuant to this Agreement.

5.  Procedure for Indemnification.

(a)  Promptly after receipt by Executive of the commencement of or the threat of commencement of any Proceeding, including the service upon or receipt by Executive of any summons, citation, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative, or investigative, which might give rise to a right of indemnification under this Agreement, Executive shall promptly notify the Company in writing thereof.  The notice shall include documentation or information which is necessary for the determination of entitlement to indemnification and which is reasonably available to Executive.  The failure or delay to so notify the Company shall not constitute a waiver or release by Executive of any rights hereunder and will not relieve the Company from any liability that it may have to Executive if such failure or delay does not prejudice the Company’s rights.  If such failure or delay does prejudice the Company’s rights, the Company will be relieved from liability only to the extent of such prejudice and such failure or delay will not relieve the Corporation from any liability that it may have to Executive otherwise under this Agreement.

(b)  Any indemnification requested by Executive under Paragraph 3 hereof shall be made no later than 60 calendar days after receipt of the written request of Executive, unless a determination is made within said 60-day period in accordance with Paragraph 3 that Executive is not entitled to indemnification (i) by the Board of Directors of the Company by a majority vote of a quorum thereof consisting of directors who are not parties to such Proceedings, or (ii) in the event such a quorum is not obtainable, at the election of the Company, either by Independent Legal Counsel (selected by the Company and approved by Executive, such approval not to be unreasonably withheld) in a written opinion, by the stockholders or by a panel of arbitrators, one of whom is selected by the Company, another of whom is selected by Executive and the last of whom is selected by the first two arbitrators so selected, that Executive has not met the relevant standards for indemnification set forth in Paragraph 3 hereof.  Upon making a request for indemnification, Executive shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination.

(c)  Notwithstanding a determination under Paragraph 5(b) above that Executive is not entitled to indemnification with respect to any specific Proceeding, Executive shall have the right to apply to any court of competent jurisdiction in the State of Nevada for the purpose of enforcing Executive’s right to indemnification pursuant to this Agreement, which determination shall be made de novo and Executive shall not be prejudiced by reason of a determination that he or she is not entitled to indemnification.  The burden of proving that indemnification or advances are not appropriate shall be on the Company.  Neither the failure of the Company (including its Board of Directors, its stockholders, Independent Legal Counsel or the panel of arbitrators) to have made a determination prior to the commencement of such action that indemnification or advances are proper in the circumstances because Executive has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors, its stockholders, Independent Legal Counsel or the panel of arbitrator) that Executive has not met such applicable standard of conduct, shall be a defense to the action or create any presumption that Executive has not met the applicable standard of conduct.

(d)  If an initial determination is made or deemed to have been made pursuant to the terms of this Agreement that Executive is entitled to indemnification, the Company shall be bound by such determination in the absence of (i) a misrepresentation of a material fact by Executive in the request for indemnification or (ii) a specific finding (which has become final) by a court of competent jurisdiction that all or any part of such indemnification is expressly prohibited by law.

(e)  The Company shall indemnify Executive against all Expenses incurred in connection with any hearing or proceeding under this Paragraph 5 unless a court of competent jurisdiction finds that each of the claims and/or defenses of Executive in any such proceeding was frivolous or made in bad faith.

6.  Indemnity Hereunder Not Exclusive.  The provisions for indemnification and advancement of Expenses contained in this Agreement shall not be deemed exclusive of any other rights which Executive may have under any provision of law, the Charter, Bylaws, any vote of stockholders or disinterested directors, other agreements, insurance, or other financial arrangements or otherwise, both as to action in his or her or her official capacity and as to action in another capacity while occupying his or her position as an Agent of the Company, except that indemnification, unless ordered by a court pursuant to Paragraph 3 hereof or for the advancement of Expenses pursuant to Paragraph 4 hereof, may not be made to or on behalf of Executive if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or knowing violation of the law and was material to the cause of action.  Executive’s rights hereunder shall continue after Executive has ceased acting as an Agent of the Company and shall inure to the benefit of the heirs and personal representative of Executive.

7.  Partial Indemnification.  If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments or fines incurred by him in the investigation, defense, settlement or appeal of a Proceeding but not entitled, however, to indemnification for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion thereof to which Executive is entitled.

8.  Assumption of Defense.  In the event the Company shall be obligated to pay the Expenses of any Proceeding against Executive, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Executive, upon the delivery of Executive of written notice of its election to do so.  After delivery of such notice, approval of such counsel by Executive and the retention of such counsel by the Company, the Company will not be liable to Executive under this Agreement for any fees of counsel subsequently incurred by Executive with respect to the same proceeding, provided that (i) Executive shall have the right to employ his or her counsel in such Proceeding at Executive’s expense; and (ii) if (a) the employment of counsel by Executive has been previously authorized in writing by the Company, (b) the Company shall have reasonably concluded that there may be a conflict of interest between the Company and Executive in the conduct of any such defense or (c) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, the fees and expenses of Executive’s counsel shall be at the expense of the Company.  In the event the Company assumes the defense of any Proceeding, the Company may settle such Proceeding in any manner which would impose any penalty or limitation on Executive with Executive’s written consent, which consent shall not be unreasonably withheld.

9.  Insurance.  The Company shall, from time to time (including prior to the expiration of a D&O Insurance (as defined below) policy), make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of D&O Insurance with reputable insurance companies providing the officers and directors of the Company with coverage for liabilities arising out of their acts and/or omissions as Agents, or to ensure the Company’s performance of its indemnification obligations under this Agreement (collectively, “D&O Insurance” for this Paragraph 9).  Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage.  To the extent the Company maintains D&O Insurance, Executive shall be covered by such policies in such a manner as to provide Executive the same rights and benefits as are accorded to the most favorably insured of the Company’s directors in their capacity as directors.  Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if (a) the Company determines in good faith that (i) such insurance is not reasonably available, (ii) the premium costs for such insurance are substantially disproportionate to the amount of coverage provided or (iii) the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or (b) Executive is covered by similar insurance maintained by a subsidiary or parent of the Company.  Notwithstanding any other provision of the Agreement, the Company shall not be obligated to indemnify Executive for Expenses, judgments, fines, or amounts paid in settlement, which have been paid directly to Executive by D&O Insurance.  If the Company has D&O Insurance in effect at the time the Company receives from Executive any notice of the commencement of a Proceeding, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the policy.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Executive, all amounts payable as a result of such Proceeding in accordance with the terms of such policy.

10.  Exceptions to Indemnification.  Notwithstanding any provision herein to the contrary, the Company shall not be obligated pursuant to the term of this Agreement:

(a)  To indemnify or advance Expenses to Executive with respect to proceedings or claims initiated or brought voluntarily by Executive and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any law or otherwise as required under NRS 78.751, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

(b)  To indemnify Executive for any Expenses incurred by Executive with respect to any proceeding instituted by Executive to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Executive in such proceeding was not made in good faith or was frivolous; or

(c)  To indemnify Executive under this Agreement for any amounts paid in settlement of a Proceeding effected within seven calendar days after delivery by Executive to the Company of the notice provided for in Paragraph 5(a) hereof unless the Company consents to such settlement; or

(d)  To indemnify Executive on account of any Proceeding with respect to (i) remuneration paid to Executive if it is determined by final judgment or other final adjudication that such remuneration was in violation of law, (ii) which final judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statute, or (iii) which it is determined by final judgment or other final adjudication that Executive defrauded or stole from the Company or converted to his or her own personal use and benefit business or properties of the Company or was otherwise knowingly dishonest.

11.  Duration and Interpretation of Agreement.  It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Executive to the fullest extent now or hereafter permitted by law.  This Agreement shall continue so long as Executive shall be subject to any possible Proceeding by reason of the fact that he or she is or was an Agent and shall be applicable to Proceedings commenced or continued after execution of this Agreement, whether arising from acts or omissions occurring before or after such execution.

12.  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable and to give effect to paragraph 11 hereof.

13.  Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14.  Successor and Assigns.  The terms of this Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Executive and his or her spouse, assigns, heirs, devisees, executors, administrators and other legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place

15.  Notices.  All notices or other communications provided for by this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally or by messenger (including air courier), or (ii) by the mailing of such notice to the party entitled thereto, registered or certified mail, postage prepaid to the parties at the following addresses (or to such other addresses designated in writing by one party to the other):

If to the Company:

6560 South Greenwood Plaza Boulevard, Suite 400
Englewood, Colorado 80111
Attention:  Mike Cookson
Facsimile:  (303) 221-0917

If to Executive, to:
6560 South Greenwood Plaza Boulevard, Suite 400
Englewood, Colorado 80111
Attention:  John F. McCawley
Facsimile:  (303) 221-0917

16.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

17.  Consent of Jurisdiction.  The Company and Executive each hereby irrevocably consent to the jurisdiction of the courts of the State of Colorado for all purposes in connection with any action or Proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Colorado.

18.  Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Executive, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but both of which together will constitute one and the same instrument.

[signatures on following page]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year first above written.

Verecloud, Inc.

By:	/s/ Mike Cookson
Mike Cookson
Chief Operating Officer

EXECUTIVE

By:	/s/ John F. McCawley
John F. McCawley